EXHIBIT ((j)

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 75 to the Registration Statement (Form N-1A, No. 333-122847) of our report dated December 21, 2020, on the financial statements and financial highlights of:

•	Neuberger Berman Absolute Return Multi-Manager Fund

included in the October 31, 2020 Annual Report to Shareholders of Neuberger Berman Alternative Funds.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 2, 2021